   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998


                                                      REGISTRATION NO. 333-63727
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       INFINITY BROADCASTING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4832                            13-4030071
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FARID SULEMAN
                       INFINITY BROADCASTING CORPORATION
                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              MARC S. ROSENBERG, ESQ.                             VINCENT J. PISANO, ESQ.
              CRAVATH, SWAINE & MOORE                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 825 EIGHTH AVENUE                                   919 THIRD AVENUE
             NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10022
                  (212) 474-1000                                      (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    Registration No. 333-63727



     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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


                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-1 (File No. 333-63727) of Infinity Broadcasting Corporation (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing an additional exhibit to the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on December 8, 1998, as supplemented by this Amendment.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   1.     UNDERWRITING AGREEMENTS.
   1.1    Form of U.S. Purchase Agreement.
   1.2    Form of International Purchase Agreement.
   2.     PLANS OF ACQUISITION.
   2.1    Agreement and Plan of Merger, dated August 1, 1995, among
          Westinghouse Electric Corporation, Group W Acquisition Corp.
          and CBS Inc., is incorporated herein by reference to Exhibit
          2 to the report on Form 8-K of CBS Inc. filed with the
          Securities and Exchange Commission on August 4, 1995.
   2.2    Agreement and Plan of Merger, as amended, dated June 20,
          1996, among Westinghouse Electric Corporation, R Acquisition
          Corp. and Infinity Broadcasting Corporation, is incorporated herein by reference to Annex I to the Westinghouse Electric
          Corporation's Registration Statement No. 333-13219 on Form
          S-4 filed with the Securities and Exchange Commission on
          October 22, 1996.
   2.3    Amended and Restated Agreement and Plan of Merger, dated
          December 18, 1997, by and among American Radio Systems
          Corporation, CBS Corporation and R Acquisition Corp., is
          incorporated herein by reference to Exhibit 2.1 to the
          report on Form 8-K of CBS Corporation filed with the
          Securities and Exchange Commission on January 7, 1998.
   2.4    First Amendment, dated December 19, 1997, to the Amended and
          Restated Agreement and Plan of Merger, dated December 18,
          1997, by and among American Radio Systems Corporation, CBS
          Corporation and R Acquisition Corp., is incorporated herein by reference to Exhibit 2.2 to the report on Form 8-K of CBS
          Corporation filed with the Securities and Exchange
          Commission on January 7, 1998.
   3.     CERTIFICATE OF INCORPORATION AND BY-LAWS.
   3.1    Certificate of Incorporation of the Registrant.
   3.2    By-Laws of the Registrant.
   3.3    Form of Restated Certificate of Incorporation of the
          Registrant.
   3.4    Form of Restated By-Laws of the Registrant.
   4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS,
          INCLUDING INDENTURES.
   4.1    Specimen Certificate of Class A Common Stock.
   5.     OPINIONS.
  *5.1    Form of Opinion of Cravath, Swaine & Moore with respect to the legality of the Class A Common Stock.
  10.     MATERIAL CONTRACTS.
  10.1    Stock and Asset Transfer Agreement, dated December 2, 1998, between CBS Broadcasting Inc. and the Registrant.
  10.2    Stock Transfer Agreement, dated December 3, 1998, between
          CBS Corporation and the Registrant.
  10.3    Form of Intercompany Agreement between CBS Corporation and the Registrant.
  10.4    Form of Tax Sharing Agreement between CBS Corporation and
          the Registrant.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  10.5    $4.0 billion Credit Agreement among CBS Corporation, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank, as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York, as Administrative Agent, dated
          August 29, 1996, is incorporated herein by reference to
          Exhibit 10(1) to the report on Form 10-Q of CBS Corporation for the quarter ended September 30, 1996.
  10.6    First Amendment, dated January 29, 1997, to the CBS Credit
          Agreement, dated August 29, 1996, among CBS Corporation, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, is
          incorporated herein by reference to Exhibit 10(p) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997.
  10.7    Second Amendment, dated March 21, 1997, to the CBS Credit
          Agreement, dated August 29, 1996, as amended by the First
          Amendment thereto dated January 29, 1997, among CBS
          Corporation, the Subsidiary Borrowers parties thereto, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, is
          incorporated herein by reference to Exhibit 10(q) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997.
  10.8    Third Amendment, dated March 3, 1998, to the CBS Credit
          Agreement, dated August 29, 1996, as amended by the First
          Amendment thereto dated January 29, 1997, as amended by the
          Second Amendment thereto dated March 21, 1997 among CBS
          Corporation, the Subsidiary Borrowers parties thereto, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administration Agent, is
          incorporated herein by reference to Exhibit 10(x) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1998.
  10.9    Management Agreement, dated February 4, 1994, between
          Westwood One, Inc. and Infinity Broadcasting Corporation is
          incorporated herein by reference to Exhibit A to Appendix A to the Proxy Statement of Westwood One, Inc. dated January
          7, 1994.
  10.10   Extension Agreement, dated March 31, 1997, extending term of
          Management Agreement, dated February 4, 1994, between
          Westwood One, Inc. and Infinity Broadcasting Corporation is
          incorporated herein by reference to Exhibit 10.9 to the
          report on Form 10-K of Westwood One, Inc. for the year ended
          December 31, 1997.
  10.11   Representation Agreement, dated March 31, 1997, between
          Westwood One, Inc. and CBS, Inc. is incorporated herein by reference to Exhibit 10.11 to the report on Form 10-K of
          Westwood One, Inc. for the year ended December 31, 1997.
  10.12   Employment Agreement, entered into on June 20, 1996 and
          effective December 31, 1996, between CBS and Mel Karmazin is incorporated herein by reference to Exhibit 10(s) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997.
  10.13   Employment Agreement, entered into on May 1996, effective
          November 28, 1995 and amended January 29, 1997, between CBS
          Broadcasting Inc. and Daniel Mason.
  10.14   Restated Employment Agreement, dated as of December 1, 1998, between TDI Worldwide, Inc. and William Apfelbaum.
  10.15   The CBS 1991 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(g) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  10.16   The CBS 1993 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(b) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.
  10.17   Form of 1998 Long-Term Incentive Plan of the Registrant.
  10.18   Form of Executive Annual Incentive Plan of the Registrant.
  10.19   The CBS Annual Performance Plan, as amended to November 1,
          1996, is incorporated herein by reference to Exhibit 10(a)
          to the report on Form 10-Q of CBS Corporation for the
          quarter ended September 30, 1996.
  10.20   The Westinghouse Executive Pension Plan, as amended to
          December 1, 1997, is incorporated herein by reference to
          Exhibit 10(d) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.
  10.21   The CBS 1998 Executive Annual Incentive Plan is incorporated herein by reference to Exhibit A to the Proxy Statement of
          CBS Corporation dated May 6, 1998.
  10.22   The amended and restated Infinity Broadcasting Corporation
          Stock Option Plan is incorporated herein by reference to
          Exhibit 4.4 to CBS Corporation's Registration Statement No.
          333-13219 on Post-Effective Amendment No. 1 on Form S-8 to
          Form S-4 filed with the Securities and Exchange Commission on January 2, 1997.
  10.23   Infinity Broadcasting Corporation Warrant Certificate No. 3
          to Mel Karmazin is incorporated herein by reference to
          Exhibit 4.6 to CBS Corporation's Registration Statement No.
          333-13219 on Post-Effective Amendment No. 1 on Form S-8 to
          Form S-4 filed with the Securities and Exchange Commission on January 2, 1997.
  10.24   Form of Trademark License Agreement between CBS Worldwide
          Inc. and the Registrant.
  10.25   Form of Trademark License Agreement between CBS Broadcasting
          Inc. and the Registrant.
  10.26   Form of Trademark License Agreement between CBS Corporation and the Registrant.
  21.     SUBSIDIARIES.
  21.1    Subsidiaries of the Registrant.
  23.     CONSENTS OF EXPERTS AND COUNSEL.
  23.1    Consent of KPMG Peat Marwick LLP.
  23.2    Consent of KPMG Peat Marwick LLP.
  23.3    Consent of KPMG Peat Marwick LLP.
 *23.4    Form of Consent of Cravath, Swaine & Moore (included in
          Exhibit 5.1).
  24.     POWERS OF ATTORNEY.
  24.1    Power of Attorney of Mel Karmazin.
  24.2    Power of Attorney of Farid Suleman.
  27.     FINANCIAL DATA SCHEDULE.
  27.1    Financial Data Schedule.

---------------
 * Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 1998.


                                          INFINITY BROADCASTING CORPORATION


                                          By:       /s/ FARID SULEMAN

                                            ------------------------------------

                                                       Farid Suleman



     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                           Chairman, President and Chief   December 10, 1998
---------------------------------------------------    Executive Officer (Principal
                   Mel Karmazin                        Executive Officer) and
                                                       Director

                         *                           Executive Vice President,       December 10, 1998
---------------------------------------------------    Chief Financial Officer,
                   Farid Suleman                       Treasurer (Principal
                                                       Financial and Accounting
                                                       Officer) and Secretary and
                                                       Director

                         *                           Director                        December 10, 1998
---------------------------------------------------
                George H. Conrades

                         *                           Director                        December 10, 1998
---------------------------------------------------
               Richard R. Pivirotto

                         *                           Director                        December 10, 1998
---------------------------------------------------
                    Paula Stern

                         *                           Director                        December 10, 1998
---------------------------------------------------
                 Robert D. Walter

              *By: /s/ FARID SULEMAN
  ----------------------------------------------
                   Farid Suleman
                 Attorney-In-Fact

                                EXHIBIT INDEX


EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

*5.1                          Form of Opinion of Cravath, Swaine & Moore with respect to the legality of the Class A Common Stock.


----------------
* Filed herewith